[GRAPHIC OMITTED][GRAPHIC OMITTED]                                          NEWS
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             GRC International Signs Definitive Agreement To Acquire
                      Management Consulting & Research Inc.

Vienna, Va., August 6, 1999 - GRC International Inc. (NYSE: GRH) today announced it has signed a definitive purchase agreement with Management Consulting & Research Inc. (MCR) to acquire all of the outstanding shares of MCR and its subsidiaries. The purchase price of approximately $27 million includes two million shares of GRCI stock to be held by MCR Chairman and CEO Dr. Gerald McNichols (MCR's principal shareholder), with the remainder in cash. GRCI expects MCR to have approximately $4 million cash at closing, bringing the net cost of the acquisition down to about $23 million. Closing is expected within 30 days pending regulatory and MCR shareholder approval.

Management Consulting & Research has a 22-year history of successfully providing a variety of advanced cost analysis, financial management and program management services to its federal government customers. Most of its work has been with the U.S. Air Force. MCR has grown substantially over the past several years to become a strong competitor in its markets with current revenues of approximately $30 million. GRC International expects to retain MCR's management team, employees and facilities and operate MCR as a wholly owned subsidiary from MCR's headquarters in McLean, Va. Dr. McNichols plans to continue in a transition role with GRCI and will be nominated to serve as a director of GRC International.

GRC International President and CEO Gary Denman said, "I am extremely pleased with the expanded capabilities this acquisition provides GRC International. MCR is known for the quality of its services and employees, and its focus on profitability. It has been honored as an 'Inc. 500' company, 'Washington Technology Fast 50' company, 'National Technology 500' company, and 'Virginia Fantastic 50' company. MCR brings a set of complementary and valuable skills that we can apply to our current clients, and provides direct access to a new set of clients for GRCI's technical services.

"As I have stated before," continued Denman," acquisitions are very much a part of our growth strategy. We have been very selective in this acquisition program to ensure that it will be compatible with our existing operations, and one that we expect to be accretive to earnings and a positive contributor to shareholder value. The acquisition of MCR is an excellent start and keeps us on track to achieve our growth objectives. I look forward to working closely with Dr. McNichols and the rest of his management team as we continue to execute our plans."

GRC International Inc., headquartered in Vienna, Va., is a leading provider of professional services focusing on information technology, management consulting, and scientific engineering for a national clientele in the government and commercial sectors. GRCI is a publicly traded company listed on the New York Stock Exchange under the symbol GRH. Additional details about GRC International can be obtained on the Internet at http://www.grci.com/. Details concerning MCR can be viewed at http://www.mcri.com.

Inquiries: James Allen, CFO, (703) 506-5574, or Wayne Jackson, Director, Corporate Communications, (703) 506-5038. GRCI press releases are available on the Internet through Company News On-Call at http://www.prnewswire.com/.

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